ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
AMERIS BANCORP
Ameris Bancorp, a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), does hereby certify:
I.
        The name of the Corporation is Ameris Bancorp.
II.
        The following amendments to the Articles of Incorporation of the Corporation were duly adopted by the shareholders of the Corporation in accordance with Section 14-2-1003 of the Georgia Business Corporation Code on June 11, 2020.
III.
        Effective upon the filing hereof, Article V of the Articles of Incorporation of the Corporation is hereby amended by deleting the first paragraph thereof in its entirety and substituting the following paragraph in lieu thereof:
“Article V.
        The maximum number of shares of capital stock that this corporation shall be authorized to issue shall be 205,000,000 shares which are to be divided into two classes as follows: 200,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of Preferred Stock.”
III.
        Effective upon the filing hereof, Article XII of the Articles of Incorporation of the Corporation is hereby amended by deleting Section (2) thereof in its entirety and substituting the following in lieu thereof:
“(2) Each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office for cause.”
IV.
938305.3

        Effective upon the filing hereof, the Articles of Incorporation of the Corporation are hereby amended by deleting Article XIII thereof in its entirety without substitution.
IV.
All other provisions of the Articles of Incorporation of the Corporation shall remain in full force and effect.
IV.
The effective time and date of these Articles of Amendment shall be upon the filing hereof.

[Signature on Following Page]

IN WITNESS WHEREOF, Ameris Bancorp has caused these Articles of Amendment to be signed by its authorized officer this 16th day of June, 2020.
AMERIS BANCORP
By:  /s/ Jody L. Spencer
Jody L. Spencer
Executive Vice President and General Counsel